EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham Chief Financial Officer (224) 521-8601	Chris Kettmann Investor and Media Inquiries (312) 553-6716

ANIXTER INTERNATIONAL INC.
REPORTS SETTLEMENT WITH THE INTERNAL
REVENUE SERVICE FOR THE 1996 THROUGH 1998 TIME PERIOD

GLENVIEW, IL, September 25, 2006 – Anixter International Inc. (NYSE: AXE)(“Anixter”), the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers, today reported that it has entered into a settlement with the Internal Revenue Service as to the federal income tax liabilities of Anixter and its subsidiaries for the tax years 1996 through 1998.

Under the terms of this settlement, the Company will be able to deduct certain losses on its U.S. tax return arising from changes in the IRS regulations that became effective in 1996. The refund associated with this tax issue will be approximately $13.7 million, plus applicable interest, and will be recorded in the Company’s third quarter results.

As a result of this settlement and the completion of the 2005 federal tax return, the Company will also be adjusting its income tax reserves and payables during the third quarter of 2006 (currently expected to be approximately $4.4 million of additional income tax benefit). The total estimated effect on the third quarter tax provision will be approximately $18.1 million or 41 cents per diluted share. At the same time Anixter will record as income, net of applicable tax thereon, approximately $4.8 million or 11 cents per diluted share as the estimated amount of interest to be received on the settlement.

The 1996-1998 refund has been approved by the Joint Committee on Taxation of the U. S. Congress and is expected to be received in the next few weeks.

About Anixter

Anixter International is the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 325,000 products and over $800 million in inventory, 3) 204 warehouses with more than 5 million square feet of space, and 4) locations in 227 cities in 46 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com